SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

ASA Gold and Precious Metals Limited

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

Maryann Bruce

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

From time to time Saba may disseminate the below press release, in whole or in part:

Supreme Court of Bermuda Extends Interim Injunction Restraining ASA and Two of its Directors – Mary Joan Hoene and William Donovan – From Unauthorized Use of Company Resources

Court Prohibits Ms. Hoene and Mr. Donovan From Using ASA’s Corporate Machinery to Interfere With June 13th Special Meeting

New York, NY – (BUSINESS WIRE) – Paul Kazarian, a member of the Board of Directors (the “Board”) of ASA Gold and Precious Metals Limited (NYSE: ASA) (“ASA” or the “Company”), today announced that the Supreme Court of Bermuda (the “Bermuda Court”) has extended the interim injunction Order originally issued on May 8, 2025. The Order prohibits ASA and two of its sitting directors, Mary Joan Hoene and William Donovan, from using ASA resources to interfere with the Company’s June 13th Special General Meeting of Shareholders (the “Special Meeting”) and its 2025 Annual General Meeting of Shareholders.

Key Details of June 2nd Bermuda Court Ruling:

•	In extending the May 8th injunction, the Bermuda Court stated that “the balance of justice favours the continuation of the temporary interlocutory injunction pending the conclusion of the [Special Meeting].”

•	The Bermuda Court concluded that it is “arguable (to a high degree of likelihood of success)” that Ms. Hoene and Mr. Donovan, acting as members of the Litigation Committee, did not have the authority to solicit proxies to oppose the shareholder resolutions proposed for consideration at the Special Meeting.

•	The Bermuda Court found that there is “a serious issue to be tried in the pleaded claims made by [Mr. Kazarian]” specific to whether the Litigation Committee had the lawful authority to conduct a proxy solicitation in the name of the Board to oppose the shareholder resolutions proposed for consideration at the Special Meeting.

•	The Bermuda Court also noted that “if the Litigation Committee has no valid authority to take these steps, in circumstances where the Board is deadlocked, it is arguable that the conduct of the Litigation Committee has the result of excluding [Mr. Kazarian] from exercising his rights as a director” to vote against the Board taking any position on the proposed shareholder resolutions.

Paul Kazarian, member of the ASA Board, commented:

“As an independent director of ASA, I was elected to serve as a watchdog for shareholders – a role I have taken incredibly seriously, particularly after witnessing Mary Joan Hoene and William Donovan abuse their positions on the Board. Over the past year, they have subjected shareholders to millions in expenses in an attempt to overturn the will of the shareholders they are supposed to protect.”

Contacts

Longacre Square Partners

Bela Kirpalani, 646-386-0091

bkirpalani@longacresquare.com